February 2015 Preliminary Terms No. 149 Registration Statement No. 333-200365 Dated February 10, 2015 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022
The notes are unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the value of the worst performing underlying index on the determination date, as compared to its initial index value.  Because the payment at maturity of the notes is based on the worst performing of the underlying indices, the fact that the notes are linked to three underlying indices does not provide any asset diversification benefits and instead means that if any of the underlying indices does not appreciate from its respective initial index value, the supplemental redemption amount will be $0, even if one or both of the other underlying indices have appreciated.  These long-dated notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and have any potential positive return limited to the return of the worst performing of three underlying indices in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the worst performing underlying index.  The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley
Issue price:		$10 per note (see “Commissions and issue price” below)
Stated principal amount:		$10 per note
Aggregate principal amount:		$
Pricing date:		February 27, 2015
Original issue date:		March 4, 2015 (3 business days after the pricing date)
Maturity date:		March 3, 2022
Interest:		None
Underlying indices:		EURO STOXX 50® Index (the “SX5E Index”), Russell 2000® Index (the “RTY Index”) and S&P 500® Index (the “SPX Index”)
Payment at maturity:
The payment due at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any.
The payment at maturity will not be less than $10 per note regardless of the performance of the underlying indices.

Supplemental redemption amount:		(i) $10 times (ii) the index percent change of the worst performing underlying index times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:		100%
Maximum payment at maturity:		None
Index percent change:		With respect to each underlying index, (final index value − initial index value) / initial index value
Worst performing underlying index:		The underlying index with the lowest index percent change
Initial index value:
With respect to the SX5E Index:      , which is the index closing value of such index on the pricing date
With respect to the RTY Index:      , which is the index closing value of such index on the pricing date
With respect to the SPX Index:      , which is the index closing value of such index on the pricing date

Final index value:		With respect to each underlying index, the index closing value of such index on the determination date
Determination date:		February 28, 2022, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:		61764V299 / US61764V2997
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $9.315 per note, or within $0.30 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees	Proceeds to issuer(3)
Per note	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each note.
(3)	See “Use of proceeds and hedging” on page 18.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.
Product Supplement for Equity-Linked Notes dated November 19, 2014
Index Supplement dated November 19, 2014              Prospectus dated November 19, 2014

Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Investment Summary

Market-Linked Notes

The Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022 (the “notes”) offer 100% participation in any positive performance of the worst performing underlying index.  The notes provide investors:

¡	an opportunity to gain exposure to the underlying indices

¡	the repayment of principal at maturity

¡	100% participation in any appreciation of the worst performing underlying index over the term of the notes

¡	no exposure to any decline of the underlying indices if the notes are held to maturity

At maturity, if any of the underlying indices has depreciated or has not appreciated at all, you will receive the stated principal amount of $10 per note, without any positive return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 7 years
Participation rate:	100%
Interest:	None

The original issue price of each note is $10.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $10.  We estimate that the value of each note on the pricing date will be approximately $9.315, or within $0.30 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices.  The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and have any potential positive return limited to the return of the worst performing of three underlying indices in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the worst performing underlying index.

Repayment of Principal	The notes offer investors 1 to 1 upside exposure to the performance of the worst perfoming underlying index, while providing for the repayment of principal in full at maturity.
Upside Scenario
All three underlying indices increase in value, and, at maturity, the notes pay the stated principal amount of $10 plus 100% of the appreciation of the worst perfoming underlying index.  There is no limitation on the appreciation potential.

Par Scenario
Any of the three underlying indices declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $10.

Because the payment at maturity of the notes is based on the worst performing of the underlying indices, the fact that the notes are linked to three underlying indices does not provide any asset diversification benefits and instead means that if any of the underlying indices does not appreciate from its respective initial index value, the supplemental redemption amount will be $0, even if one or both of the other underlying indices have appreciated.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes.  The following examples are for illustrative purposes only.  The payment at maturity on the notes is subject to the credit risk of Morgan Stanley.  The actual initial index value for each underlying index will be determined on the pricing date.  The below examples are based on the following terms:

Stated Principal Amount:	$10 per note
Hypothetical Initial Index Value:	With respect to the SX5E Index: 3,200
With respect to the RTY Index: 1,200
With respect to the SPX Index: 2,000
Interest:	None

EXAMPLE 1: All three underlying indices appreciate over the term of the notes, and investors receive the stated principal amount plus a supplemental redemption amount based on the performance of the worst performing underlying index.

Final index value		SX5E Index: 4,800
RTY Index: 2,160
SPX Index: 4,000
Index percent increase		SX5E Index: (4,800 - 3,200) / 3,200 = 50% RTY Index: (2,160 – 1,200) / 1,200 = 80% SPX Index: (4,000 – 2,000) / 2,000 = 100%
Payment at maturity	=	$10 + supplemental redemption amount, if any
	=	$10 + ($10 × the index percent change of the worst performing underlying index × the participation rate)
$10 + ($10 × the index percent change of the SX5E Index × the participation rate)
	=	$10 + $5.00
	=	$15.00

In example 1, the SX5E Index has appreciated by 50%, the RTY Index has appreciated by 80% and the SPX Index has appreciated by 100% over the term of the notes.  Because the worst performing underlying index has appreciated by 50%, investors receive at maturity the stated principal amount plus 1 to 1 participation in the performance of the worst performing underlying index and receive $15.00 per note at maturity.

EXAMPLE 2: Two underlying indices appreciate substantially, while the other underlying index has not appreciated as much over the term of the notes.  Therefore, investors receive the stated principal amount plus a supplemental redemption amount based on the performance of the worst performing underlying index.

Final index value	SX5E Index: 6,400
RTY Index: 2,160
SPX Index: 2,100
Index percent increase	SX5E Index: (6,400 - 3,200) / 3,200 = 100% RTY Index: (2,160 – 1,200) / 1,200 = 80% SPX Index: (2,100 – 2,000) / 2,000 = 5%

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Payment at maturity	=	$10 + supplemental redemption amount, if any
	=	$10 + ($10 × the index percent change of the worst performing underlying index × the participation rate)
$10 + ($10 × the index percent change of the SPX Index × the participation rate)
	=	$10 + $0.50
	=	$10.50

In example 2, the SPX Index has appreciated by 5%, while the SX5E Index has appreciated by 100% and the RTY Index has appreciated by 80% over the term of the notes.  Although two of the underlying indices have appreciated substantially, investors receive at maturity only the stated principal amount plus 1 to 1 participation in the performance of the SPX Index, which is the worst performing underlying index in this example.

EXAMPLE 3: Two underlying indices have appreciated, while the other underlying index has not appreciated over the term of the notes.  Therefore, investors receive only the stated principal amount at maturity.

Final index value		SX5E Index: 4,480
		RTY Index: 2,160
		SPX Index: 1,900
Index percent increase		SX5E Index: (4,480 - 3,200) / 3,200 = 40% RTY Index: (2,160 – 1,200) / 1,200 = 80% SPX Index: (1,900 – 2,000) / 2,000 = -5%
Payment at maturity	=	$10

In example 3, the SPX Index has declined by 5% while the SX5E Index has appreciated by 40% and the RTY Index has appreciated by 80% over the term of the notes.  Because the final index value of the worst performing underlying index is less than or equal to its respective initial index value, investors receive at maturity only the stated principal amount of $10 per note.

Because the payment at maturity of the notes is based on the worst performing of the underlying indices, the fact that the notes are linked to three underlying indices does not provide any asset diversification benefits and instead means that if any of the underlying indices does not appreciate from its respective initial index value, the supplemental redemption amount will be $0, even if one or both of the other underlying indices have appreciated.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

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The notes do not pay interest and may not pay more than the stated principal amount at maturity.  If the index percent change of the worst performing underlying index is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity.  As the notes do not pay any interest, if each underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the worst performing underlying index.

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Any potential positive return on the notes is limited to the return of the worst performing underlying index.  Your return on the notes is not linked to a basket consisting of the three underlying indices.  Rather, it will be contingent upon the independent performance of each of the underlying indices.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index.  Poor performance by any underlying index over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying indices.  To receive any supplemental redemption amount, each underlying index must close above its respective initial index value on the determination date.  If any underlying index depreciates or does not appreciate over the term of the notes, you will receive only the $10 stated principal amount at maturity, without any positive return on your investment.  Accordingly, your investment is subject to the price risk of each underlying index.

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Because the notes are linked to the performance of the worst performing of the underlying indices, you are exposed to a greater risk of receiving no supplemental redemption amount than if the notes were linked to just one of the underlying indices. The risk that you will not receive any supplemental redemption amount is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one of the underlying indices.  With three underlying indices, it is more likely that any underlying index will close at or below the respective initial index value on the determination date than if the notes were linked to only one of the underlying indices, and therefore it is more likely that you will not receive any supplemental redemption amount.

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The notes are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.  As the SX5E Index is one of the underlying indices, the notes are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  As the RTY Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the RTY Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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The market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of each underlying index at any time, the volatility (frequency and magnitude of changes in value) of each underlying index, dividend rate on the securities underlying each underlying index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any underlying index or equities markets generally and which may affect the final index value of any underlying index and any actual or anticipated changes in our credit ratings or credit spreads.  Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the factors described above.  The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “EURO STOXX 50® Index Overview,” “Russell 2000® Index Overview” and “S&P 500® Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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The amount payable on the notes is not linked to the values of the underlying indices at any time other than the determination date.  The final index values will be based on the index closing values on the determination date, subject to postponement for non-index business days and certain market disruption events.  Even if all of the underlying indices appreciate prior to the determination date but then any of the underlying indices depreciates by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the worst performing underlying index prior to such drop.  Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the notes may be higher than the respecitive final index values, the payment at maturity will be based solely on the index closing value of the worst performing underlying index on the determination date.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

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The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

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Adjustments to the underlying indices could adversely affect the value of the notes.  The publisher of each underlying index can add, delete or substitute the stocks underlying such underlying index and can make other methodological changes for certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of such underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the notes at maturity will be determined based on the closing prices on the determination date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance of such underlying index (depending also on the performance of the other underlying indices).

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

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You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the underlying indices.

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Investing in the notes is not equivalent to investing in the underlying indices.  Investing in the notes is not equivalent to investing in any underlying index or the component stocks of any underlying index.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial index value and the final index value for each underlying index, and will calculate the amount of cash you will receive at maturity.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of an underlying index or a market disruption event, may adversely affect the payout to you at maturity.  For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the component stocks of the underlying indices and in other instruments related to the underlying indices.  Some of our subsidiaries also trade the component stocks of the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices).  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of an underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying indices).

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on February 6, 2015:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,398.16
52 Weeks Ago:	3,010.79
52 Week High (on 2/4/2015):	3,415.53
52 Week Low (on 10/16/2014):	2,874.65

The following graph sets forth the daily closing values of the SX5E Index for the period from January 1, 2010 through February 6, 2015.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SX5E Index for each quarter in the same period.  The closing value of the SX5E Index on February 6, 2015 was 3,398.16.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SX5E Index has at times experienced periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.

SX5E Index Historical Performance Daily Closing Values January 1, 2010 to February 6, 2015

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

EURO STOXX 50® Index	High	Low	Period End
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter (through February 6, 2015)	3,415.53	3,007.91	3,398.16

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Information as of market close on February 6, 2015:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,205.464
52 Weeks Ago:	1,103.926
52 Week High (on 12/29/2014):	1,219.109
52 Week Low (on 10/13/2014):	1,049.303

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2010 through February 6, 2015.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period.  The closing value of the RTY Index on February 6, 2015 was 1,205.464.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Historical Performance Daily Closing Values January 1, 2010 to February 6, 2015

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Russell 2000® Index	High	Low	Period End
2010
First Quarter	690.303	586.491	678.643
Second Quarter	741.922	609.486	609.486
Third Quarter	677.642	590.034	676.139
Fourth Quarter	792.347	669.450	783.647
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter (through February 6, 2015)	1,208.707	1,154.709	1,205.464

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

February 2015	Page 14

Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on February 6, 2015:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,055.47
52 Weeks Ago:	1,773.43
52 Week High (on 12/29/2014):	2,090.57
52 Week Low (on 2/6/2014):	1,773.43

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2010 through February 6, 2015.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period.  The closing value of the SPX Index on February 6, 2015 was 2,055.47.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Historical Performance Daily Closing Values January 1, 2010 to February 6, 2015

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

S&P 500® Index	High	Low	Period End
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter (through February 6, 2015)	2,063.15	1,992.67	2,055.47

License Agreement between Morgan Stanley and Standard & Poor’s Financial Services LLC

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley.  See “S&P 500® Index” in the accompanying index supplement.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	With respect to the SX5E Index, STOXX Limited With respect to the RTY Index, Russell Investments With respect to the SPX Index, Standard & Poor’s Financial Services LLC
Denominations:	$10 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the scheduled determination date is not an index business day with respect to any underlying index or if a market disruption event occurs with respect to any underlying index on that day so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:
All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Minimum ticketing size:	$1,000 / 100 notes
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on February 6, 2015, the “comparable yield” for the notes would be a rate of 2.9826% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $12.3023 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2015	$0.0961	$0.0961
July 1, 2015 through December 31, 2015	$0.1506	$0.2467
January 1, 2016 through June 30, 2016	$0.1528	$0.3995
July 1, 2016 through December 31, 2016	$0.1551	$0.5546
January 1, 2017 through June 30, 2017	$0.1574	$0.7120
July 1, 2017 through December 31, 2017	$0.1597	$0.8717
January 1, 2018 through June 30, 2018	$0.1621	$1.0338
July 1, 2018 through December 31, 2018	$0.1645	$1.1983
January 1, 2019 through June 30, 2019	$0.1670	$1.3653
July 1, 2019 through December 31, 2019	$0.1695	$1.5348
January 1, 2020 through June 30, 2020	$0.1720	$1.7068
July 1, 2020 through December 31, 2020	$0.1746	$1.8814
January 1, 2021 through June 30, 2021	$0.1772	$2.0586

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

	July 1, 2021 through December 31, 2021	$0.1798	$2.2384
	January 1, 2022 through the Maturity Date	$0.0639	$2.3023

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should review the discussion under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement regarding the withholding rules under FATCA.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including the potential application of the FATCA rules, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:
The proceeds we receive from the sale of the notes will be used for general corporate purposes.  We will receive, in aggregate, $10 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the value of an underlying index on the pricing date, and, therefore, the value at or above which such underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices).  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of an underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity (depending also on the performance of the other underlying indices).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase

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or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.
Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each note they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each note.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.  When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

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Market-Linked Notes Based on the Value of the Worst Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the S&P 500® Index due March 3, 2022

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 19, 2014
Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

February 2015	Page 20